Exhibit 10.4

SECOND AMENDMENT TO PURCHASE AGREEMENT AND

RELEASE OF CLAIMS

THIS SECOND AMENDMENT TO PURCHASE AGREEMENT AND RELEASE OF CLAIMS (the “Amendment”) dated as of August 7, 2006 is made and entered into by and among PNGI Pocono, Inc., a Delaware corporation (“PNGI Pocono”), successor to PNGI Pocono, Corp. and PNGI, LLC (together, the “Sellers”), and the Mohegan Tribal Gaming Authority, an instrumentality of The Mohegan Tribe of Indians of Connecticut (the “Buyer”), and is joined in by Penn National Gaming, Inc., a Pennsylvania corporation (the “Parent”) for the limited purposes described below.

WHEREAS, Sellers and Buyer entered into that certain Purchase Agreement dated as of October 14, 2004 (as amended through the date hereof, the “Purchase Agreement”) with respect to the purchase and sale of certain entities owning, among other assets, the assets comprising the harness racing track formerly known as Pocono Downs Race Track and now known as Mohegan Sun at Pocono Downs;

WHEREAS, on January 25, 2005, pursuant to the Purchase Agreement, Buyer and its subsidiary, Mohegan Commercial Ventures PA LLC, acquired all of the LP Interests and GP Interests in the Partnership Subsidiaries and Pocono Downs (as each such term is defined in the Purchase Agreement);

WHEREAS, subsequent to the Closing, Buyer has raised potential claims against Sellers relating to real estate taxes and environmental matters;

WHEREAS, subsequent to the Closing, Sellers were each liquidated and dissolved and their assets, subject to all unpaid liabilities (including, without limitation, all liabilities and obligations arising under the Purchase Agreement), were transferred to PNGI Pocono; and

WHEREAS, PNGI Pocono and Buyer now desire to amend certain provisions of the Purchase Agreement as described herein.

NOW, THEREFORE, for and in consideration of good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, and intending to be legally bound hereby, PNGI Pocono and Buyer agree as follows:

1. Definitions. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Purchase Agreement.

2. Environmental Matters.

(a) Section 10.1.1(iv) of the Purchase Agreement hereby is deleted in its entirety.

(b) Section 10.9.2 of the Purchase Agreement hereby is deleted in its entirety and the following is substituted in its place:

10.9.2 Environmental Costs Cap. The aggregate amount of costs to be borne by Sellers as a result of corrective actions undertaken pursuant to Section 7.5.1, Remediation required in accordance with Section 7.5 hereof, claims for indemnification by Buyer for breach of Sellers’ representations under Section 5.24 hereof, or Environmental Claims shall not exceed One Million Dollars ($1,000,000), all of which previously has been paid.

(c) It is acknowledged and agreed that Buyer is now managing, and shall hereafter continue to manage, all Remediation and corrective actions which are ongoing pursuant to Section 7.5 of the Purchase Agreement and any remaining Remediation or corrective actions pursued by Buyer shall be at Buyer’s sole cost and expense. From and after the date hereof, neither PNGI Pocono nor Buyer shall have any further obligations to the other of any kind with respect to such corrective actions or Remediation (whether currently ongoing or undertaken in the future) pursuant to Section 7.5 of the Purchase Agreement or otherwise, and if any governmental agency or instrumentality requires completion of such Remediation or other corrective action, Buyer agrees that it shall have no claim against PNGI Pocono under the Purchase Agreement with respect thereto.

(d) Section 10.2.1(iv) of the Purchase Agreement hereby is deleted in its entirety and the following is substituted in its place:

(iv) Hazardous Materials arising from or relating to any activity occurring, omission to act or other matter initiated after the Closing.

3. Put Option.

(a) Buyer acknowledges that Buyer never exercised any rights provided by Section 11.5 of the Purchase Agreement.

(b) Section 11.5 of the Purchase Agreement hereby is deleted in its entirety.

4. Release of Claims.

(a) Except as described in Section 4(b) hereof, claims relating to the indemnification obligations of Sellers described in Section 10.1.1(iii) of the Purchase Agreement and the representations and warranties relating to Taxes and Tax Returns (as defined in Section 5.15 of the Purchase Agreement) shall continue to survive the Closing for the periods described in Sections 10.1.1(iii) and 10.4(a) of the Purchase Agreement, respectively (collectively, the “Reserved Claims”). Except for the Reserved Claims, Buyer hereby releases any and all other claims against Parent and all of its direct and indirect subsidiaries and affiliates, including without limitation PNGI Pocono, for Losses arising out of or relating to the Purchase Agreement. As of the date hereof, Buyer has no actual current knowledge of any facts which may give rise to a Reserved Claim.

(b) Notwithstanding the reservation by Buyer of the right to pursue Reserved Claims as described in Section 4(a), Buyer hereby withdraws its claim for indemnification described in

Buyer’s letter to Sellers dated February 6, 2006 pursuant to Section 10.7 of the Purchase Agreement in connection with the litigation styled as Wilkes-Barre Area School District v. Luzerne County Board of Assessments Appeals and Pocono Downs, Inc. No. 7793-C of 2001 (the “Tax Appeal Litigation”). Buyer hereby releases Parent and all of its direct and indirect subsidiaries and affiliates, including without limitation PNGI Pocono, from any and all claims under the Purchase Agreement which it may have previously asserted or may now or hereafter have arising out of or in any way related to the Tax Appeal Litigation.

5. Claims Payment. In consideration of the release of claims pursuant to Sections 2 and 4 of this Amendment and the termination of Buyer’s rights under Section 11.5 of the Purchase Agreement pursuant to Section 3 of this Amendment, PNGI Pocono shall refund to Buyer an aggregate of Thirty Million Dollars ($30,000,000) (the “Claims Payment”) of the Purchase Price in installments on the following payment dates: Seven Million Dollars ($7,000,000) on the first (1st) anniversary of the date upon which slot machine operations are opened to the public at Mohegan Sun at Pocono Downs (the “Initial Payment Date”); Seven Million Dollars ($7,000,000) on the first (1st) anniversary of the Initial Payment Date; Six Million Five Hundred Thousand Dollars ($6,500,000) on the second (2nd) anniversary of the Initial Payment Date; Six Million Dollars ($6,000,000) on the third (3rd) anniversary of the Initial Payment Date; and Three Million Five Hundred Thousand Dollars ($3,500,000) on the fourth (4th) anniversary of the Initial Payment Date. Buyer or Pocono Downs shall notify PNGI Pocono and Parent (in accordance with the notice provisions of the Purchase Agreement) of the date upon which slot machine operations are opened to the public at Mohegan Sun at Pocono Downs and thereafter each installment of the Claims Payment shall be made on the dates set forth above without the necessity of any further notice of any kind.

6. Confirmation of Termination of Transition Services. Buyer hereby acknowledges that the transition services (“Transition Services”) contemplated by Section 7.7 of the Purchase Agreement and that separate Transition Services Agreement by and between the Parent and Downs Racing, L.P. dated January 25, 2005 have been completed and there exists no further obligation on the part of the Parent or any of its subsidiaries to perform Transition Services.

7. Governing Law. This Amendment shall be governed by and interpreted and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania.

8. Counterparts. This Amendment may be executed in any number of counterparts and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Amendment shall become binding when one or more counterparts taken together shall have been executed and delivered by the Parties. It shall not be necessary in making proof of this Amendment or any counterpart hereof to produce or account for any of the other counterparts. Any facsimile signature shall be deemed to be an original signature.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment on the date first written.

PNGI POCONO, INC., as successor to PNGI Pocono, Corp. and PNGI, LLC

By:	/s/ Robert S. Ippolito
Name:	Robert S. Ippolito
Title:	V.P. / SEC / Treasurer

MOHEGAN TRIBAL GAMING AUTHORITY

By:	/s/ Mitchell Grossinger Etess
Name:	Mitchell Grossinger Etess
Title:	CEO

CONFIRMATION OF

GUARANTY AND JOINDER

For value received and to induce Buyer to enter into the Amendment set forth above, Parent hereby confirms the continuing validity of its guarantee to and for the benefit of Buyer of the prompt payment and performance of each of the Sellers’ financial obligations under the Purchase Agreement, as amended (including, without limitation, any obligations arising pursuant to Section 11.4 thereof) (as such financial obligations were transferred to PNGI Pocono), in accordance with the terms and conditions thereof and hereof. To such end, Parent agrees it will either (a) cause PNGI Pocono to make all such payments to Buyer as and when the PNGI Pocono is required to do so under the Purchase Agreement, as amended, or (b) make or cause to be made directly to Buyer all such payments as and when required under the Purchase Agreement, as amended.

PENN NATIONAL GAMING, INC.

By:	/s/ Robert S. Ippolito
Name:	Robert S. Ippolito
Title:	V.P. / SEC / Treasurer